Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS

THIRD QUARTER 2012 RESULTS

Dallas, Texas, October 25, 2012 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2012 results:  Revenues decreased to $34.1 million from $39.2 million in the comparable prior year quarter, a decrease of $5.1 million, or 12.9%.  Revenues from the Company’s lime and limestone operations in the third quarter 2012 decreased $3.1 million, or 8.7%, to $32.6 million from $35.7 million in the comparable 2011 quarter, while revenues from its natural gas interests decreased $2.0 million, or 55.8%, to $1.6 million from $3.5 million in the comparable prior year quarter.  For the nine months ended September 30, 2012, revenues decreased to $106.6 million from $109.1 million in the comparable 2011 period, a decrease of $2.4 million, or 2.2%.  Revenues from the Company’s lime and limestone operations in the first nine months 2012 increased $2.0 million, or 2.0%, to $101.2 million from $99.2 million in the comparable 2011 period, while revenues from its natural gas interests decreased $4.4 million, or 44.6%, to $5.5 million from $9.8 million in the comparable prior year period.

The decrease in lime and limestone revenues in the third quarter 2012 as compared to last year’s comparable quarter primarily resulted from decreased sales volumes of the Company’s lime and limestone products principally due to decreased demand from its steel, oil and gas services and roof shingle customers, partially offset by a small increase in prices realized for the Company’s lime and limestone products in the 2012 quarter compared to the comparable 2011 quarter.  The increase in lime and limestone revenues in the first nine months 2012, as compared to the comparable 2011 period, primarily resulted from increased prices realized for the Company’s lime and limestone products in the 2012 period compared to the comparable 2011 period, partially offset by decreased sales volumes of the Company’s lime and limestone products principally due to decreased demand from its and oil and gas services customers.  Production volumes from the Company’s natural gas interests for the third quarter 2012 totaled 303 thousand MCF from 39 wells, sold at an average price of $5.19 per MCF, compared to 435 thousand MCF from 40 wells, sold at an average price of $8.10 per MCF, in the comparable 2011 quarter. Production volumes for the first nine months 2012 from natural gas interests totaled 957 thousand MCF sold at an average price of $5.69 per MCF, compared to the first nine months 2011 when 1.2 BCF was produced and sold at an average price of $8.37 per MCF.  Average price per MCF decreased in the 2012 periods compared to the comparable 2011 periods primarily because of decreased prices for both natural gas and natural gas liquids contained in the Company’s natural gas.  Natural gas interests revenues for the first nine months 2011 also included $487 thousand from the final favorable resolution of certain royalty ownership issues on unitized natural gas wells.  In the 2012 periods, the decrease in production volumes resulted from the normal declines in production rates on existing wells.

The Company’s gross profit was $7.8 million for the third quarter 2012, compared to $12.5 million in the comparable 2011 quarter, a decrease of $4.8 million, or 38.1%. Gross profit for the first nine months 2012 was $25.3 million, a decrease of $7.0 million, or 21.7%, from $32.4 million in the first nine months 2011.

Included in gross profit for the third quarter and first nine months 2012 were $7.0 million and $22.2 million, respectively, from the Company’s lime and limestone operations, compared to $10.1 million and $25.4 million, respectively, in the comparable 2011 periods. The reduced gross profits for the Company’s lime and limestone operations in the third quarter and first nine months 2012 resulted primarily from outside contractor stripping costs of $1.0 million and $2.6 million incurred in the third quarter and the first nine months 2012, respectively, compared to no such outside contractor stripping costs in the comparable 2011 periods, and reduced sales volumes.  As part of its mining plan, the Company elected to contract for additional stripping at its two quarries, beyond the normal stripping performed by its own personnel, including some in areas with higher than historical overburdens.  The Company plans to continue such contract stripping for the foreseeable future, but at somewhat reduced rates.  The timing and amount of such contract stripping cost in future periods will depend upon, among other things, the availability and cost-effective utilization of the contractors and their equipment.  The Company does not plan to contract for any outside contractor stripping in the fourth quarter 2012.

Gross profit from the Company’s natural gas interests decreased to $0.8 million and $3.1 million for the third quarter and first nine months 2012, respectively, from $2.4 million and $6.9 million, respectively, in the comparable 2011 periods, due to the decrease in revenues compared to the comparable prior year periods and the fact that the first nine months 2011 included a $463 thousand contribution to gross profit from the resolution of the royalty ownership issues on unitized natural gas wells.  No new wells are currently being drilled, or scheduled to be drilled to the Company’s knowledge.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $3.9 million ($0.71 per share diluted) in the third quarter 2012, compared to net income of $7.1 million ($1.11 per share diluted) in the third quarter 2011, a decrease of $3.1 million, or 44.1%.  For the first nine months 2012, net income decreased by $5.0 million, or 28.5%, to $12.6 million ($2.19 per share diluted), compared to $17.7 million ($2.76 per share diluted) for the first nine months 2011.  Third quarter and first nine months 2012 earnings per share were favorably impacted by $0.09 and $0.29  per share, respectively, by the Company’s repurchase of 200,000 shares of its common stock during the third quarter 2011 and 700,000 shares of common stock in the first quarter 2012.

“During the third quarter 2012, demand for our lime and limestone products was lower primarily due to the reduction in steel output in the United States due to the ongoing lack of a sustained economic recovery,” said Timothy W. Byrne, President and Chief Executive Officer.  Mr. Byrne added, “We expect demand from our steel, oil and gas services and roof shingle customers will continue to be lower in the fourth quarter 2012 compared to last year, although our diverse customer base for our lime and limestone products may provide us opportunities to offset some of this reduced demand.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2012	2011	2012	2011

Revenues
Lime and limestone operations	$32,558	$35,658	$101,192	$99,242
Natural gas interests	1,558	3,524	5,450	9,846
Total	$34,116	$39,182	$106,642	$109,088
Gross profit	$7,759	$12,539	$25315	$32,351
Operating profit	$5,669	$10,242	$18,631	$25,788
Interest expense	539	618	1,657	1,898
Other income, net	(16)	(50)	(67)	(113)
Income tax expense	1,199	2,612	4,410	6,332

Net income	$3,947	$7,062	$12,631	$17,671

Income per share of common stock:
Basic	$0.71	$1.12	$2.19	$2.77
Diluted	$0.71	$1.11	$2.19	$2.76

Weighted-average shares outstanding:
Basic	5,550	6,322	5,757	6,384
Diluted	5,558	6,338	5,768	6,401

	September 30,	December 31,
BALANCE SHEETS	2012	2011
Assets:
Current assets	$56,849	$80,938
Property, plant and equipment, net	116,383	121,318
Other assets, net	258	302
Total assets	$173,490	$202,558

Liabilities and Stockholders’ Equity:
Current liabilities	$16,353	$16,018
Debt, excluding current installments	22,917	26,667
Deferred tax liabilities, net	14,441	12,497
Other liabilities	3,690	4,363
Stockholders’ equity	116,089	143,013
Total liabilities and stockholders’ equity	$173,490	$202,558

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